                                                                     EXHIBIT 8.1



                                  May 16, 1994



ALZA Corporation
950 Page Mill Road
Palo Alto, California 94303

     Re:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We are acting as your special United States federal income tax counsel in connection with the registration under the Securities Act of 1933, as amended, of $948,750,000 aggregate principal amount at maturity of Liquid Yield Option - TM- Notes due 2014 (Zero Coupon-Subordinated) (the "LYONs"-TM-) of ALZA Corporation (the "Company"). In that capacity, we have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission in connection with the proposed public offering of the LYONs.

     We hereby confirm our opinion set forth in the Prospectus in the second full paragraph under the caption "Certain United States Federal Income Tax Considerations." Furthermore, we are of the opinion that the information in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations," while not purporting to discuss all tax matters relating to the LYONs, to the extent that it constitutes a summary of United States federal income tax matters relating to the LYONs, is correct in all material respects.

     The foregoing is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Treasury Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or different interpretations by the Internal Revenue Service or the courts.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm as special United States federal income tax counsel to the Company under the caption "Legal Matters" in the Registration statement and the Prospectus which forms a part thereof.

                                             Very truly yours,



                                             MAYER, BROWN & PLATT

- ------------------------
- -TM-Trademark of Merrill Lynch & Co., Inc.